UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	April 14, 2008

The Manitowoc Company, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2400 S. 44th Street, Manitowoc, Wisconsin 54221-0066
(Address of principal executive offices, including ZIP code)
(920) 684-4410
(Registrant’s telephone number, including area code)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

        On April 14, 2008, The Manitowoc Company, Inc. (“Manitowoc”) entered into an Implementation Agreement (the “Implementation Agreement”) with Enodis plc (“Enodis”), a company registered in England and Wales. Pursuant to the Implementation Agreement, Manitowoc issued an announcement (the “Rule 2.5 Announcement”) pursuant to Rule 2.5 of the City Code on Takeovers and Mergers (the “City Code”) disclosing that Manitowoc and Enodis had agreed on the terms of a recommended cash offer (the “Offer”) to be made by MTW County Limited (“BidCo”), a wholly-owned subsidiary of Manitowoc, for the acquisition (the “Acquisition”) of all of the issued and to be issued ordinary share capital of Enodis, for cash of 258 pence per share. In addition, Enodis shareholders on the register at the applicable record date will be entitled to receive a dividend of two pence per share in lieu of an interim dividend in respect of the financial year ending September 30, 2008. The Offer values Enodis’ existing issued share capital at approximately £948 million (approximately $1.89 billion based upon the current exchange rate).

        The parties intend that the Offer be implemented by way of a Court-sanctioned scheme of arrangement (the “Scheme”) under Part 26 of the UK Companies Act 2006. A scheme of arrangement is a Court procedure that would enable BidCo to become the owner of all of the share capital of Enodis. The Scheme will require the approval at a Court Meeting of a majority in number of the holders of “Scheme Shares” (or any relevant class or classes thereof), present and voting either in person or by proxy, at the Court Meeting representing three-fourths or more in value of the Scheme Shares voted by such holders. “Scheme Shares” are the Enodis shares (a) in issue at the date of the Scheme document, (b) issued after the date of the Scheme document and prior to the voting record time in respect of the Court Meeting, and (c) issued on or after the voting record time in respect of the Court Meeting and on or prior to the record time for the reduction in Enodis’ share capital associated with the Scheme (the “Capital Reduction Record Time”) either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holder thereof shall have agreed in writing to be bound by the Scheme. Scheme Shares, however, do not include any Enodis shares beneficially owned by Manitowoc or certain subsidiaries of Manitowoc or held by Enodis in treasury at or prior to the Capital Reduction Record Time. In addition, the Scheme will require the approval of a special resolution (the “General Meeting Resolutions”) approving the reduction in capital and certain consequential amendments to Enodis’ articles of association at an extraordinary general meeting of Enodis shareholders (the “General Meeting”) by at least three-fourths of the votes cast. If the Scheme becomes effective, it will be binding on all Enodis shareholders, irrespective of whether they attended or voted at the Court Meeting or the General Meeting. Under the Implementation Agreement, in lieu of the Scheme, Manitowoc reserves the right to implement the Acquisition by means of a takeover offer in accordance with the Rule 2.5 Announcement, provided that either the takeover offer is made with the prior written consent of Enodis (such consent not to be unreasonably withheld or delayed) or the takeover offer is announced after the board of directors of Enodis (the “Enodis Board”) has withdrawn or adversely modified or qualified its recommendation to Enodis shareholders to vote in favor of the Scheme and the General Meeting Resolutions.

        As an inducement to Manitowoc to commit time and personnel to the Acquisition, under the Implementation Agreement, Enodis has agreed to pay Manitowoc a fee equal to £10 million if (a) the Enodis Board does not unanimously and without qualification recommend shareholders to vote in favor of the Scheme and the General Meeting Resolutions (or, if applicable, to accept a takeover offer) or the Enodis Board (or any committee of the Enodis Board) at any time withdraws or adversely modifies or qualifies such recommendation or decides not to proceed with the Scheme or (b) a third party transaction is announced prior to the Acquisition lapsing or being withdrawn, and such third party transaction subsequently becomes or is declared wholly unconditional or is completed.

        Under the Implementation Agreement, Manitowoc and Enodis have agreed to make all requisite antitrust filings as promptly after the date of the Rule 2.5 Announcement as practicable and thereafter to cooperate with one another so as to achieve all antitrust clearances as soon as is reasonably practicable. Manitowoc has agreed to take all steps necessary to obtain the United States and European Union antitrust clearances by October 11, 2008 (the “Long Stop Date”). Manitowoc has committed in the Implementation Agreement to effect the sale or disposition of such assets or businesses as may be required to be divested or take other required action in order to obtain antitrust clearances. If certain antitrust conditions specified in the Implementation Agreement and the Rule 2.5 Announcement are not satisfied on or before the Long Stop Date, then Manitowoc has agreed to pay Enodis a termination fee of $50,000,000 (the “Termination Fee”) unless, prior to the Long Stop Date, (a) Enodis has materially breached specified obligations under the Implementation Agreement, Manitowoc has complied with specified obligations under the Implementation Agreement and Enodis’ breach has materially contributed to the non-satisfaction of any of the specified antitrust conditions prior to the Long Stop Date, (b) the Enodis Board has withdrawn or adversely modified or qualified its recommendation to Enodis shareholders to vote in favor of the Scheme and the General Meeting Resolutions (or, if applicable, to accept a takeover offer), or (c) the Acquisition has lapsed or has been withdrawn by Manitowoc invoking any condition other than the specified antitrust conditions.

        The Offer is subject to satisfaction or waiver of certain conditions set forth in the Rule 2.5 Announcement, including (a) the Scheme becoming unconditional and effective by not later than November 10, 2008, or, if Manitowoc elects (with the consent of the panel on Takeovers and Mergers (the “Panel”)), January 31, 2009, or such later date as Enodis and Manitowoc may, with the consent of the Panel, agree and (if required) the Court may allow; (b) all filings having been made and the expiration, lapse or termination of all or any appropriate waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder; (c) the European Commission taking a decision (or being deemed to have taken a decision) pursuant to the Council Regulation (EC) 139/2004 (as amended) (the “EC Merger Regulation”) (i) that it will not initiate proceedings under Article 6(1)(c) of the EC Merger Regulation in relation to the Offer or any matter arising from or relating to the Offer (a “Non-Initiation Decision”) or (ii) to refer the whole or part of the Offer to the competent authorities of one or more Member States under Article 9(3) of the EC Merger Regulation, and (A) each such authority taking a decision with equivalent effect to a Non-Initiation Decision with respect to those parts of the Offer referred to it and (B) the European Commission taking any Non-Initiation Decision with respect to any part of the Offer retained by it; (d) clearance having been obtained (or deemed to have been obtained) in relation to the Offer from any other relevant antitrust regulator; (e) certain third parties not having taken certain steps material in the context of the Offer that would or might reasonably be expected to have specified effects on the Offer, BidCo, Manitowoc or Enodis (or Manitowoc or Enodis plus certain of their respective affiliates taken as a whole) and all applicable time periods for such steps having expired, lapsed or been terminated; (f) compliance with certain regulatory and contractual obligations; (g) the absence of certain undisclosed provisions in instruments to which Enodis or certain of its affiliates or their respective assets are or may be bound or subject that would or might reasonably be expected to result in specified effects on Enodis and certain of its affiliates taken as a whole; (h) the absence of specified undisclosed actions by or the occurrence of specified events with respect to Enodis or certain of its affiliates since September 29, 2007; and (i) Manitowoc not having discovered specified undisclosed information concerning Enodis and certain of its affiliates. Pursuant to the Implementation Agreement, Manitowoc has agreed that it may invoke any of the preceding conditions only if the Panel would permit Manitowoc to invoke such condition with the effect that Manitowoc would not be required to proceed with the Acquisition. There can be no assurance that the Panel would permit Manitowoc to invoke any condition with such effect.

        The Implementation Agreement will terminate if: (a) the Termination Fee becomes due and payable; (b) subject to its compliance with certain obligations, Manitowoc gives notice in writing to Enodis following a material breach of Enodis’ obligations under the Implementation Agreement; (c) Manitowoc gives notice in writing to Enodis if a third party transaction becomes or is declared wholly unconditional or is completed; (d) the Scheme is not sanctioned by the shareholders of Enodis or the General Meeting Resolutions are not approved as contemplated by the Implementation Agreement; (e) any Court order is not granted or the effective date of the Scheme or takeover offer, as the case may be, has not occurred on or before November 10, 2008, or, if Manitowoc elects (with the consent of the panel on Takeovers and Mergers (the “Panel”)), January 31, 2009, or such later date as Enodis and Manitowoc may, with the consent of the Panel, agree and (if required) the Court may allow; or (f) Manitowoc elects to implement the Acquisition by way of a takeover offer governed by the City Code and the takeover offer, once announced under Rule 2.5 of the City Code, lapses in accordance with its terms or is withdrawn or not made.

        Manitowoc has obtained committed funds to finance the Offer by means of a credit agreement entered into on April 14, 2008. For a description of the credit agreement, see Item 2.03 below.

        The foregoing description of the Implementation Agreement and the Rule 2.5 Announcement does not purport to be complete and is qualified in its entirety by reference to the Implementation Agreement and the Rule 2.5 Announcement, which are attached as Exhibits 2.1 and 2.2, respectively, to this Current Report on Form 8-K. It is expected that the Scheme document will be sent to Enodis shareholders as soon as reasonably practicable.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

        On April 14, 2008, Manitowoc entered into a $2,400,000,000 Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Deutsche Bank AG New York Branch and Morgan Stanley Senior Funding, Inc., as Syndication Agents, and BNP Paribas as Documentation Agent. The obligations of the lenders to make loans and of the issuing bank to issue letters of credit under the Credit Agreement will not become effective until the effective date of the Scheme or, in the case of a takeover offer, the date on which the takeover offer has become or is declared unconditional in all respects. Until such time as Manitowoc borrows under the Credit Agreement, Manitowoc’s existing $300,000,000 Amended and Restated Credit Agreement, dated as of December 14, 2006, will remain in effect.

        The Credit Agreement includes four different loan facilities. The first is a revolving facility in the amount of $400,000,000, with a maturity of five years from the date of the initial borrowing. The revolving facility includes a $200,000,000 subfacility for letters of credit, and provisions for up to $300,000,000 of revolving loans under the Credit Agreement to be made in alternative currencies. The second facility is a Term Loan A in the amount of $900,000,000, which will be amortized over a period of five years. The third facility is a Term Loan X in the amount of $300,000,000 which has a maturity of 18 months. The fourth facility is a Term Loan Y in the amount of $800,000,000 which has a maturity of six years. Manitowoc is obligated to prepay the three term loan facilities from the net proceeds of asset sales, casualty losses, equity offerings, and new indebtedness for borrowed money, and from a portion of its excess cash flow, subject to certain exceptions.

        Loans made under the Credit Agreement will initially bear interest at 3 percent in excess of a reserve adjusted LIBOR rate, or 1.50 percent in excess of an alternate base rate, at Manitowoc’s option. Manitowoc will also pay a commitment fee of 0.50 percent per annum for the first 120 days, and 0.75 percent per annum after the 120th day; provided that the commitment fee with respect to the revolving commitment will be 0.50 percent per year after the initial borrowing date. Manitowoc is also obligated to pay certain discounts, fees and expenses to the lenders, and to permit the lenders to make certain adjustments in the pricing and other terms of the facilities to the extent such adjustments are necessary to achieve a successful syndication.

        Loans made under the Credit Agreement will be secured by substantially all of the assets of, and guaranteed by, the material direct and indirect domestic subsidiaries of Manitowoc and Enodis, and secured by 65 percent of the stock of certain foreign subsidiaries of Manitowoc. Certain French subsidiaries of Manitowoc have also entered into limited guaranties and pledge agreements. The Credit Agreement also requires Manitowoc to provide additional collateral to the lenders under the Credit Agreement in certain circumstances.

        The Credit Agreement also contains various representations and warranties and affirmative and negative covenants of Manitowoc while the Credit Agreement is outstanding, and provisions for the acceleration of loans made under the Credit Agreement in the event of a default.

        The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 4.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibits are being filed herewith:

(2.1)	Implementation Agreement, dated April 14, 2008, by and between The Manitowoc Company, Inc. and Enodis plc. Schedules and exhibits to the Implementation Agreement have not been filed herewith. Manitowoc agrees to furnish a copy of any omitted schedule or exhibit to the Commission upon request.

(2.2)	Rule 2.5 Announcement.

(4.1)	Credit Agreement, dated as of April 14, 2008, by and among The Manitowoc Company, Inc., the subsidiary borrowers named therein, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named therein. Schedules and exhibits to the Credit Agreement have not been filed herewith. Manitowoc agrees to furnish a copy of any omitted schedule or exhibit to the Commission upon request.

Forward Looking Statements

        This Current Report on Form 8-K and the exhibits hereto include “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Manitowoc and are subject to uncertainty and changes in circumstances. The forward-looking statements contained or incorporated by reference herein, and the exhibits hereto, include statements about the expected effects on Manitowoc of the Offer, the expected timing and scope of the Offer, anticipated earnings enhancements, estimated cost savings and other synergies, costs to be incurred in achieving synergies, potential divestitures and other strategic options and all other statements in this Current Report on Form 8-K and the exhibits hereto other than statements of historical fact. Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, unanticipated issues associated with the satisfaction of the conditions precedent to the Offer; issues associated with obtaining necessary regulatory approvals and the terms and conditions of such approvals; the inability to integrate successfully Enodis within Manitowoc or to realize synergies from such integration within the time periods anticipated; and changes in anticipated costs related to the acquisition of Enodis. Additional factors that could cause actual results and developments to differ materially include, among others:

–	unanticipated changes in revenue, margins, costs, and capital expenditures;
–	issues associated with new product introductions;
–	matters impacting the successful and timely implementation of ERP systems;
–	foreign currency fluctuations;
–	increased raw material prices;
–	unexpected issues associated with the availability of local suppliers and skilled labor;
–	the risks associated with growth;
–	geographic factors and political and economic risks;
–	actions of Manitowoc competitors;
–	changes in economic or industry conditions generally or in the markets served by Manitowoc and Enodis;
–	the state of financial and credit markets;
–	unanticipated issues associated with refresh/renovation plans by national restaurant accounts;
–	efficiencies and capacity utilization of facilities;
–	issues related to new facilities and expansion of existing facilities;
–	work stoppages, labor negotiations, and labor rates;
–	government approval and funding of projects;
–	the ability of customers to receive financing; and
–	the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

        Information on the potential factors that could affect Manitowoc is also included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MANITOWOC COMPANY, INC.
Date: April 17, 2008	By: /s/ Carl J. Laurino
Carl J. Laurino
Senior Vice President & Chief
Financial Officer

THE MANITOWOC COMPANY, INC.
FORM 8-K
EXHIBIT INDEX

Exhibit
Number	Description

(2.1)	Implementation Agreement, dated April 14, 2008, by and between The Manitowoc Company, Inc. and Enodis plc. Schedules and exhibits to the Implementation Agreement have not been filed herewith. Manitowoc agrees to furnish a copy of any omitted schedule or exhibit to the Commission upon request.

(2.2)	Rule 2.5 Announcement.

(4.1)	Credit Agreement, dated as of April 14, 2008, by and among The Manitowoc Company, Inc., the subsidiary borrowers named therein, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named therein. Schedules and exhibits to the Credit Agreement have not been filed herewith. Manitowoc agrees to furnish a copy of any omitted schedule or exhibit to the Commission upon request.